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                                                                    Exhibit 10.1

                                      Exhibit A



                                     CONFIDENTIAL
April 16, 1999

Mr. John T. LaMacchia
7800 Deer Crossing
Cincinnati, OH 45243

Dear John:

POSITION

     This will confirm the offer of regular full-time employment we have extended to you for the position of President and Chief Executive Officer of CellNet Data Systems, Inc. (the "Company"), and each of its majority-owned subsidiaries, and your acceptance of that offer on April 16, 1999.

     You will be nominated for election to the Board of Directors of the Company (the "Board") at the next regularly scheduled meeting of the Board on May 6, 1999. Your election as a Director will be effective as of your "Start Date" (set forth below). You will be elected President and Chief Executive Officer and to the board of directors of each of the Company's majority-owned subsidiaries on or promptly following your Start Date. You will be appointed as one of the Company's three representatives on the Management Committee of BCN Data Systems, L.L.C. on or promptly following your Start Date. As President and Chief Executive Officer of the Company, you will report to the Board. The following additional provisions will apply.

CONDITIONS TO EMPLOYMENT

     Your employment is conditional upon your employment eligibility under the Immigration Reform and Control Act of 1986. Your employment is conditional upon your assumption of your duties as President and Chief Executive Officer of the Company on a regular, full-time basis on or about [May 10, 1999] (your "Start Date").

BASE SALARY; BENEFITS

     You will be paid a base salary of a minimum of three hundred fifty thousand dollars ($350,000) per year (your "Base Salary"). Your Base Salary will be paid in equal installments on the Company's normal pay dates. Your Base Salary will be reviewed annually by the Compensation Committee of the Board (the "Compensation Committee").

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Mr. John T. LaMacchia -- April 16, 1999
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     You will be entitled to participate in all of the employee welfare and benefit plans and programs of the Company as in effect from time to time applicable to the Company's regular, full-time employees and senior executives, in accordance with the terms and conditions of such plans and programs including, without limitation, all coverage and eligibility provisions. The Company's current benefits program is summarized in the enclosed employee benefits booklet titled "CellNet Data Systems -- Summary of Employee Benefits," and dated March 1999. By accepting this offer of employment, you confirm that you have read this information.

     You will be entitled to four (4) weeks (twenty (20) days) of paid vacation per year in lieu of the amount of paid vacation to which you would otherwise be entitled as a new employee under the Company's regular Vacation Policy.

INCENTIVE BONUS

     You will be eligible for an annual discretionary incentive bonus (your "Incentive Bonus") commencing upon the first anniversary of your Start Date and ranging in amount from zero percent (0%) to one hundred percent (100%) of your Base Salary at its then current rate based upon an overall assessment of your performance and the Company's performance during the year. The amount of your Incentive Bonus will be determined by the Compensation Committee and will be paid in cash. With the prior approval of the Board, some portion of your Incentive Bonus may be paid in the form of the Common Stock of the Company, in the form of options to purchase additional Common Stock of the Company, or may be deferred by prior written agreement between you and the Company.

INITIAL STOCK OPTION GRANT

     Subject to applicable laws and regulations, you are being granted non-qualified options to purchase nine hundred thousand (900,000) shares of the Company's Common Stock at an exercise price of $5.1875 per share (the "Initial Stock Options"). All of the Initial Stock Options shall be subject to the terms and conditions of the CellNet Data Systems 1999 Non-Qualified Stock Option Plan (the "1999 Plan") and related notices of stock option grant and stock option agreements thereunder. The Initial Stock Options will commence vesting on your Start Date such that ten percent (10%) of the shares subject to the Initial Stock Option grant shall be vested after six (6) months have expired from your Start Date and the remainder shall be vested at the rate of five percent (5%) of the shares subject to the Initial Stock Option grant every three (3) months thereafter, such that all shares shall be vested five (5) years from your Start Date, based upon and subject to your remaining a "Service Provider" to the Company (as defined in the 1999 Plan) during that period. The Initial Stock Options will have a life of ten (10) years, based upon and subject to your remaining a Service Provider to the Company during that period.


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Mr. John T. LaMacchia -- April 16, 1999
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ADDITIONAL STOCK OPTION GRANTS

     Subject to applicable laws and regulations, you are being granted the following additional non-qualified options (the "Additional $20 Stock Options") to purchase shares of the Company's Common Stock subject to the following conditions:

     An additional four hundred fifty thousand (450,000) shares of the Company's Common Stock on the date (the "Additional $20 Stock Option Trigger Date") that the closing price for the Common Stock on the NASDAQ National Market (i.e. its "Fair Market Value") first exceeds twenty dollars ($20) per share within a period of five (5) years from your Start Date, but in no other event. The exercise price for the Additional $20 Stock Options shall be such closing price on such date.

     In the event that the Common Stock is no longer traded on the NASDAQ National Market, Fair Market Value for this purpose shall be determined as provided in the 1999 Plan. All of the Additional $20 Stock Options shall be subject to the terms and conditions of the 1999 Plan and related notices of stock option grant and stock option agreements thereunder. If the Additional $20 Stock Option Trigger Date occurs, the Additional $20 Stock Options will commence vesting on your Start Date such that ten percent (10%) of the shares subject to the Additional $20 Stock Option grant shall be vested after six (6) months have expired from your Start Date and the remainder shall be vested at the rate of five percent (5%) of the shares subject to the Additional $20 Stock Option grant every three (3) months thereafter, such that all shares subject to such grant shall be vested five (5) years from your Start Date, based upon and subject to your remaining a Service Provider to the Company during that period. If the Additional $20 Stock Option Trigger Date occurs, the Additional $20 Stock Options will have a life of ten (10) years, based upon and subject to your remaining a Service Provider to the Company during that period.

TERMINATION; SEVERANCE PAY; VESTING CONTINUATION

     It is our wish that our association be long-lasting and mutually rewarding. You should understand, however, that you are being employed "at will," which means that both you and the Company have the right to terminate the employment relationship at any time for any reason, with or without "Cause" (as defined below).

     In the event of your "Involuntary Termination" (as defined below), at any time during your first three (3) years of employment (commencing as of your Start Date), you will be paid severance or termination compensation in the form of salary continuation ("Severance Pay") equal to one year's Base Salary at its then current rate. You shall not be entitled to receive Severance Pay in any other circumstance. In the event you are entitled to Severance Pay, it will be paid in equal installments on the Company's normal pay dates beginning on the first such pay date following your Involuntary Termination date.


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Mr. John T. LaMacchia -- April 16, 1999
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     In the event of your Involuntary Termination, at any time during your first year of employment (commencing as of your Start Date), you will be granted vesting continuation or vesting acceleration under the Initial Stock Option grant, and under the Additional $20 Stock Option grant (if the Additional $20 Stock Option Trigger Date has by then occurred), such that twenty percent (20%) of the shares subject to the Initial Stock Option grant and, if applicable, twenty percent (20%) of the shares subject to the Additional $20 Stock Option grant, as the case may be, shall be vested as of your Involuntary Termination date.

     These severance or termination benefits will not be due, made available or paid in the event of your voluntary termination or in the event of your termination for Cause. These severance or termination benefits are in lieu of any other termination or severance benefits furnished by the Company (except for those benefits that the Company is required by law to furnish to terminated employees in similar circumstances).

     Termination, for any reason, will not affect your right to exercise, within the exercise period provided under the 1999 Plan and related notices of stock option grant and stock option agreements thereunder, any or all of your stock options that are vested as of the date of termination of employment.

CHANGE OF CONTROL

     In the event of a "Change of Control" (as defined below), all of your rights to purchase stock under the Initial Stock Options and under the Additional $20 Stock Options (if the Additional $20 Stock Option Trigger Date has by then occurred) shall be vested on an accelerated basis in accordance with the "Accelerated Vesting Schedule" (as defined below) and be fully exercisable to the extent so vested under the Accelerated Vesting Schedule as of the first to occur of any of the following dates (an "Accelerated Vesting Date"), namely:

          (a) as of the date immediately preceding such Change of Control in the event any Initial Stock Option or any Additional $20 Stock Option is or will be terminated or canceled (except by mutual consent) or any successor to the Company fails to assume and agree to perform all related notices of stock option grant and related stock option agreements at or prior to such time as any such person becomes a successor to the Company, or

          (b) as of the date immediately preceding such Change of Control in the event that you do not or will not receive upon exercise of your stock purchase rights under any Initial Stock Option or Additional $20 Stock Option the same identical securities and/or other consideration as is received by all other shareholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such Change of Control, or


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Mr. John T. LaMacchia -- April 16, 1999
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          (c) as of the date immediately preceding any Involuntary Termination occurring upon or after any such Change of Control.

     If your continuous status as a Service Provider to the Company terminates by reason of your voluntary resignation or if your continuous status as a Service Provider to the Company is terminated for Cause, in either case prior to an Accelerated Vesting Date, you shall not be entitled to receive accelerated vesting hereunder.

RELOCATION

     The Company will pay to you, or to your designee(s) upon your request, a fixed amount of seventy-five thousand dollars ($75,000) to cover all of your relocation expenses. You shall be responsible for all state and federal income taxes payable by you on this amount.

TEMPORARY LIVING ACCOMMODATIONS AND TRANSPORTATION COSTS

     The Company will reimburse you for the reasonable costs of temporary living accommodations for you and your immediate family in the Bay Area for up to six
(6) months from your Start Date and for your reasonable transportation costs during this period.

BOARDS OF DIRECTORS; OTHER ACTIVITIES

     You will be able to continue after December 31, 1999 in up to three (3) of your existing board of directors' positions provided that these activities do not materially diminish your ability to conduct your duties as the Company's President and Chief Executive Officer. Any renewal of these board positions, any new board positions or any other professional activities unrelated to the Company will require the prior approval of the Board.

CERTAIN DEFINITIONS

     Capitalized terms shall have the meanings assigned to such terms in this Letter Agreement, including, among others, the following:

     "ACCELERATED VESTING SCHEDULE" shall mean a vesting schedule commencing on your Start Date such that twenty percent (20%) of the shares subject to the Initial Stock Option grant and twenty percent (20%) of the shares subject to the Additional $20 Stock Option grant (if the Additional $20 Stock Option Trigger Date has by then occurred) shall be vested after six (6) months have expired from your Start Date and the remainder shall be vested at the rate of ten percent (10%) of the shares subject to the Initial Stock Option grant and ten percent (10%) of the shares subject to the Additional $20 Stock Option grant (if the Additional $20 Stock Option Trigger Date has by then occurred), as the case may be, every three (3) months thereafter, such that all shares subject to the Initial Stock


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Mr. John T. LaMacchia -- April 16, 1999
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Option grant and all shares subject to the Additional $20 Stock Option grant
(if the Additional $20 Stock Option Trigger Date has by then occurred) shall be vested thirty (30) months from your Start Date, based upon and subject to your remaining a Service Provider to the Company during that period. Notwithstanding the above, in the event that an Accelerated Vesting Date occurs prior to the expiration of six (6) months from your Start Date, you shall nevertheless vest as to ten percent (10%) of the shares subject to the Initial Stock Option grant and as to ten percent (10%) of the shares subject to the Additional $20 Stock Option grant (if the Additional $20 Stock Option Trigger Date has by then occurred), subject to your remaining a Service Provider to the Company during that period.

     "CAUSE" shall mean (a) any willful act of personal dishonesty, fraud or misrepresentation taken by you in connection with your responsibilities as an employee which was intended to result in substantial gain or personal enrichment of you at the expense of the Company and was materially and demonstrably injurious to the Company, (b) your conviction of a felony on account of any act which was materially and demonstrably injurious to the Company, or (c) your willful and continued failure to substantially perform your principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied in a reasonable period of time after receipt of written notice from the Company. No act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company. Notwithstanding anything herein to the contrary, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you or your counsel to be heard before the Board) finding that in the good faith opinion of the Board you were properly terminated for Cause. In any event, you will not lose any right to contest such finding.

     "CHANGE OF CONTROL" shall mean the occurrence of any of the following events:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, or

     (b) a change in the composition of the Board as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are


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Mr. John T. LaMacchia -- April 16, 1999
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elected, or nominated for election, to the Board with the affirmative votes
(either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company), or

     (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     "INVOLUNTARY TERMINATION" shall mean (a) a termination by the Company of your employment with the Company other than for Cause, (b) a material reduction of or variation in your duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction or variation, (c) a reduction by the Company in your Base Salary as in effect immediately prior to such reduction, (d) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which you were entitled immediately prior to such reduction, with the result that your overall benefits package is materially reduced, or (e) your relocation to a facility or a location more than seventy-five (75) miles from your then present work facility or location, in each of the cases (b) through (e), without your consent.

OTHER PROVISIONS

     Any successor to the Company (whether direct or indirect and whether by purchase, merger or consolidation) shall assume the obligations under this Letter Agreement and agree expressly to perform the obligations under this Letter Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

     The terms of this Letter Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors and assigns.

     No provision of this Letter Agreement shall be modified or waived unless the modification or waiver is agreed to in writing and signed by you and by an authorized officer of the Company other than yourself.


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Mr. John T. LaMacchia -- April 16, 1999
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     This Letter Agreement, together with all notices of stock option grant and stock option agreements to be entered into between you and the Company as contemplated hereby, represent the entire agreement of the parties hereto with respect to your employment by the Company, the "Terms Sheet" dated April 16, 1999 being expressly superseded hereby. In the event of any conflict between the terms of this Letter Agreement and the terms of any such notice of stock option grant and stock option agreement, the terms of this Letter Agreement shall prevail.

     The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of California. Any dispute or controversy arising under or in connection with this Letter Agreement shall be settled exclusively by arbitration in San Francisco, California by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Company shall bear all costs and expenses arising out of or in connection with any such arbitration.

     Please confirm your acceptance of these arrangements by signing both original copies of this Letter Agreement and returning one signed copy to us. The other copy is yours to retain.

     The Company has a promising future that requires talented, dedicated and motivated people like you to make it successful. We look forward to your joining our organization.

Sincerely,

/s/  John M. Seidl

John M. Seidl,
Chairman of the Board,
President & Chief Executive Officer


     I have read this letter and I accept the Company's offer of employment on the terms outlined above.

Signature:     /s/ John T. LaMacchia         Date:  April 16, 1999
               ---------------------
                   John T. LaMacchia


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